                                                                       Exhibit 4

These shares are held directly by the Trust U/D of James J. Kim dated 11-11-2005
f/b/o  Children  of David  D.  Kim,  of  which  David D. Kim and John T. Kim are
Co-Trustees, and are beneficially owned indirectly by David D. Kim as the income beneficiary. Each of the reporting persons disclaims beneficial ownership of the securities,  and this report shall not be deemed an admission that the reporting person is the beneficial  owner of such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended or for any other purpose.